Exhibit 4.1
AMENDMENT TO PREFERRED SHARES RIGHTS AGREEMENT
OF
CELEBRATE EXPRESS, INC.
     This Amendment To the Preferred Shares Rights Agreement (this “Amendment”) by and between Celebrate Express, Inc., a Washington corporation (the “Company”) and American Stock Transfer and Trust Company (the “Rights Agent”) is made as of this 23rd day of May, 2008.
     Whereas, the Company and the Rights Agent entered into a certain Preferred Shares Rights Agreement on July 25, 2006 (the “Agreement”);
     Whereas, Section 27 of the Agreement provides that the Company may from time to time amend any provision of the Agreement without the approval of any holders of Rights (as therein defined) in order to make any provision with respect to the Rights which the Company may deem necessary or desirable, each such amendment to be evidenced by a writing signed by the Company and the Rights Agent;
     Whereas, at the Annual Meeting of the Shareholders held on October 18, 2007, the shareholders were presented with a proposal to ratify the Agreement and, at the aforementioned annual meeting, the shareholders did not approve Proposal 6, Ratification of the Company’s Shareholder Rights Plan and, therefore, pursuant to Section 27 of the Agreement, the Company may amend the Agreement without the approval of any holders of preferred shares rights in order to “shorten or lengthen any time period” under the Agreement;
     Whereas, at a meeting of the Board of Directors of the Company (the “Board”) held on March 20, 2008, the Board approved an amendment to the Agreement to shorten the time period of the Agreement from August 7, 2016 to April 15, 2008; and
     Whereas, the Company believes it is desirable to amend the Agreement as set forth below.
     Now, therefore, the parties hereto hereby agree as follows:
     1. Amendment of the Agreement. Except as otherwise explicitly provided in this Amendment, the Agreement will remain unchanged and in full force and effect.

     2. Modification to the Agreement. Section 1(k) of the Agreement is hereby amended to read in its entirety as follows (with the new language appearing in underlined italics):
          “(k) “Final Expiration Date” shall mean April 15, 2008.”
     3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Originally executed counterparts may be delivered by facsimile and any such delivery shall be valid for all purposes as delivery of a manual signature and equally admissible in any legal proceedings to which any party is a party.
     4. Entire Understanding. This Amendment shall supersede and replace any prior agreement or amendment relating to the amendment of Section 1(k) of the Agreement.
     5. Governing Law. This Amendment shall be governed by and construed under the laws of the State of Washington as applied to agreements among Washington residents entered into and to be performed entirely within Washington; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     6. Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Amendment, and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
[Signature Page Follows]

     In Witness Whereof, the parties have executed this Amendment to Preferred Shares Rights Agreement as of the date first written above.

CELEBRATE EXPRESS, INC.

/s/ Kristopher S. Galvin Kristopher S. Galvin
Chief Financial Officer & Secretary

Address: 11232 120th Ave. NE, Suite 204 Kirkland, WA 98033

AMERICAN SECURITIES TRANSFER & TRUST COMPANY

/s/ Herbert J. Lemmer (Signature)

By: Herbert J. Lemmer

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Its: Vice President

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Address: